Exhibit 5.1

[LETTERHEAD OF GOODWIN PROCTER LLP]

August 16, 2021

Easterly Government Properties, Inc.

2001 K Street NW, Suite 775 North

Washington, D.C. 20006

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-253480) (as amended or supplemented, the “Registration Statement”) filed on February 25, 2021 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Easterly Government Properties, Inc., a Maryland corporation (the “Company”), of any combination of securities of the types specified therein.  The Registration Statement became effective upon filing with the Commission on February 25, 2021.

Reference is made to our opinion letter dated February 25, 2021 and included as Exhibit 5.1 to the Registration Statement.  We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on August 13, 2021 by the Company with the Commission pursuant to Rule 424 under the Securities Act.  The Prospectus Supplement relates to the offering by the Company of up to 7,245,000 shares (the “Total Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), covered by the Registration Statement, which amount includes an over-allotment option granted to the underwriters to purchase 945,000 shares of Common Stock. The Total Shares are being offered and sold pursuant to (i) the underwriting agreement, dated as of August 11, 2021 (the “Underwriting Agreement”) by and among the Company, Easterly Government Properties LP, a Delaware limited partnership, RBC Capital Markets, LLC and BMO Capital Markets Corp., as underwriters, RBC Capital Markets, LLC and BMO Capital Markets Corp., in their capacities as agent for one of their affiliates (together, the “Forward Sellers”), and Royal Bank of Canada and Bank of Montreal (together, in their capacities thereunder, the “Forward Counterparties”), (ii) those certain letter agreements, dated August 11, 2021, by and between the Company and each of the Forward Counterparties (the “Initial Forward Sale Agreements”) and (iii) to the extent the underwriters exercise their over-allotment option, those certain letter agreements, dated as of such later date by and between the Company and each of the Forward Counterparties (collectively, the “Option Forward Sale Agreements” and, together with the Initial Forward Sale Agreements, the “Forward Sale Agreements”). Pursuant to the Underwriting Agreement, the Total Shares will consist of shares of Common Stock borrowed by the Forward Counterparties (or their affiliates) from third parties (the “Borrowed Shares”) and sold by the Forward Sellers pursuant to one or more forward transactions (the “Forwards”). The Forwards are to be governed by the terms of the relevant Forward Sale Agreement pursuant to which the Forward Counterparties have agreed to purchase from the Company (subject to the Company’s right to elect cash settlement or net share settlement), a number of shares of Common Stock equal to the number of Borrowed Shares sold by the relevant Forward Seller pursuant to the Underwriting

Easterly Government Properties, Inc.

August 16, 2021

Agreement (the “Forward Settlement Shares”), subject to adjustment as set forth therein, for a purchase price equal to the price set forth in Schedule I to the Underwriting Agreement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of Forward Settlement Shares subject to the Forwards that have not then settled.

The opinion set forth below is limited to the Maryland General Corporation Law.

Based on the foregoing, we are of the opinion that the Forward Settlement Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Underwriting Agreement and the relevant Forward Sale Agreement (including in net share settlement of a Forward Sale Agreement), will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated August 16, 2021, which is incorporated by reference into the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement and Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP